                                                                    EXHIBIT 12.1

                                  METLIFE, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                           For the
                                                      Three Months Ended
                                                           March 31,                     For the Year Ended December 31,
                                                            -------      ----------------------------------------------------------
                                                             2001         2000         1999         1998         1997         1996
                                                            -------      -------      -------      -------      -------     -------
                                                                                                (In Millions)
Income before provision for income taxes
     and discontinued operations                            $   427      $ 1,416      $ 1,175      $ 2,081      $ 1,671     $ 1,406
Minority interests                                               39          174           55           67           56          30
Undistributed income and losses of investees                   (131)        (200)        (322)        (114)         157         (45)

                                                            -------      -------      -------      -------      -------     -------
Adjusted earnings                                               335        1,390          908        2,034        1,884       1,391
                                                            -------      -------      -------      -------      -------     -------

Add Fixed Charges:
     Interest credited to policyholder account balances         760        2,935        2,441        2,711        2,878       2,868
     Interest                                                    75          365          405          379          453         311
     Estimated interest component of rent expense (1)            20           77           62           40           46          47
     Charges for equity security units                           20           59           --           --           --          --

                                                            -------      -------      -------      -------      -------     -------
     Total fixed charges                                        875        3,436        2,908        3,130        3,377       3,226
                                                            -------      -------      -------      -------      -------     -------

Deduct:
     Interest capitalized                                        --           --           --           --           --           6
     Charges for equity security units                           20           59           --           --           --          --

                                                            -------      -------      -------      -------      -------     -------
     Total earnings                                         $ 1,190      $ 4,767      $ 3,816      $ 5,164      $ 5,261     $ 4,611
                                                            =======      =======      =======      =======      =======     =======

Ratio of earnings to fixed charges                             1.36         1.39         1.31         1.65         1.56        1.43
                                                            =======      =======      =======      =======      =======     =======

(1) 29.3% for the three months ended 2001, 25.9% for all previous periods